Exhibit 10.1

Bank of America, N.A.	JPMorgan Chase Bank, N.A.	Wells Fargo Retail Finance, LLC
Banc of America Securities LLC	J.P. Morgan Securities Inc.	One Boston Place
One Bryant Park	270 Park Avenue	Boston, MA 02108
New York, NY 10036	New York, NY 10017

AMENDED AND RESTATED COMMITMENT LETTER

August 7, 2009

Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011

Attention:   Joseph J. Lombardi, Chief Financial Officer
 Maria Florez, Vice President and Treasurer

$1.0 Billion Senior Secured Credit Facility

Ladies and Gentlemen:

This letter and the Summary of Terms and Conditions (the "Summary of Terms") attached as Exhibit A hereto (which Summary of Terms is incorporated herein by reference and referred to collectively with this letter as, the "Commitment Letter") is being delivered by Bank of America, N.A. ("Bank of America"), Banc of America Securities LLC ("BAS"), JPMorgan Chase Bank, N.A. ("JPMorgan"), J.P. Morgan Securities Inc. ("JPMS"), and Wells Fargo Retail Finance, LLC ("WFRF") in connection with the Transaction (defined below). Bank of America, BAS, JPMorgan, JPMS, and WFRF are referred to collectively herein as the "Engagement Parties" and each as an "Engagement Party" and Bank of America, JPMorgan and WFRF are collectively referred to herein as the "Initial Lenders" and each as an "Initial Lender". This Commitment Letter amends and restates in its entirety the letter agreement, dated as of July 22, 2009, by and between you and the Engagement Parties (such letter, together with the Summary of Terms and Conditions, attached as Exhibit A thereto, the "Existing Commitment Letter").

You have advised the Engagement Parties that Barnes & Noble, Inc., a Delaware corporation (the "Company" and a "Borrower"), intends to acquire from the holders thereof (the "Sellers") all of the equity interests of Barnes & Noble College Booksellers, Inc. (the "Target"), including the payment of certain indebtedness of the Target and certain fees and expenses in connection therewith, all for certain cash consideration and the issuance to the Sellers of the Seller Notes referred to below (the "Acquisition").

You have also advised the Engagement Parties that the Company intends to finance the Acquisition, refinance the Existing Facility (as defined below) and fund all costs and expenses related to the Transaction (as hereinafter defined) (collectively, the "Financing") from the following sources: (a) unsecured seller notes (collectively, the "Seller Notes") issued by the Company and (b) a combination of (i) revolving loans funded under a $1.0 billion Senior Secured Credit Facility (the "Senior Credit Facility"), all as described in the Summary of Terms, and (ii) cash of the Target. The Senior Credit Facility will also be available to support the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Acquisition. The Acquisition, the Financing, the Senior Credit Facility, the issuance of the Seller Notes, and all related transactions are hereinafter collectively referred to as the "Transaction ." The "Existing Facility" is that certain Credit Agreement dated as of June 17, 2005, as amended (the "Existing Credit Agreement") by and among the

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Company, as borrower, certain of its subsidiaries, as co-borrowers, Bank of America, as administrative agent, JPMorgan, as syndication agent, and the other agents and lenders parties thereto.

1. Commitments and Other Agreements. In connection with the Transaction, (a) Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facility and to offer its commitment to lend up to $200 million of the Senior Credit Facility, (b) JPMorgan is pleased to offer to be a co-syndication agent (in such capacity, a "Co- Syndication Agent") for the Senior Credit Facility and to offer its commitment to lend up to $200 million of the Senior Credit Facility, and (c) WFRF is pleased to offer to be a co-syndication agent (in such capacity, a "Co-Syndication Agent" and collectively with the other Co-Syndication Agent, the "Syndication Agents") for the Senior Credit Facility and to offer its commitment to lend up to $200 million of the Senior Credit Facility, each of the foregoing upon and subject to the terms and conditions set forth in this Commitment Letter. Each of BAS, JPMS and WFRF is pleased to advise you of its willingness, as a joint lead arranger and a joint book runner (in such capacities, the "Joint Lead Arrangers" and each a "Joint Lead Arranger") for the Senior Credit Facility, to use its best efforts to form a syndicate of financial institutions (including the Initial Lenders) (collectively, the "Lenders") reasonably acceptable to you for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed without our prior approval. Notwithstanding any of the foregoing, only BAS and JPMS will receive credit as Joint Lead Arrangers in the ABL League Tables with respect to the Senior Credit Facility. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the earlier of (i) the Closing Date (defined in paragraph 4 below) and (ii) the Outside Date (as hereinafter defined), you shall not solicit any other bank investment bank, financial institution, person or entity to structure, arrange or syndicate any component of the Senior Credit Facility or any other senior financing similar to or as a replacement of any component of the Senior Credit Facility.

2. Conditions Precedent. The commitments of the Initial Lenders and the undertakings of the Joint Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the following conditions precedent: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Engagement Parties and your compliance in all material respects with the terms of this Commitment Letter and the amended and restated fee letter, dated as of the date hereof, between you and each of the Engagement Parties (the "Fee Letter") and (b) the satisfaction of each of the conditions set forth in the Summary of Terms and the negotiation, execution and delivery of definitive documentation for the Financing consistent with the Summary of Terms and otherwise satisfactory to each Engagement Party.

3. Syndication. The Joint Lead Arrangers commenced syndication efforts promptly upon the effective date of the Existing Commitment Letter to effect the Financing. The Company acknowledges that a portion of the commitments of the Initial Lenders may be allocated to and funded on the Closing Date by other Lenders joining in the Senior Credit Facility through the syndication process if commitments are received from the other Lenders in excess of the remaining $400 million of the Senior Credit Facility (the "Minimum Commitments"); provided, however, that such allocation shall not impair the commitment of each Initial Lender to fund the full amount of its commitment hereunder if the conditions thereto are met and such other Lenders fail to fund their allocated portion over the Minimum Commitments. You agree to continue to actively assist the Joint Lead Arrangers in obtaining a syndication of the Senior Credit Facility that is reasonably satisfactory to the Joint Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide the Engagement Parties and the other Lenders upon request with all information reasonably deemed necessary by the Engagement Parties to complete such syndication; (b) your assistance in the preparation of a confidential offering memorandum (the "Offering Memorandum") to be used in connection with such syndication; (c) your

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using reasonable efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing banking relationships; (d) the attendance by one or more senior officers of the Company, and your using reasonable efforts to cause the attendance by one or more senior officers of the Target, at one or more meetings with prospective Lenders; and (e) otherwise assisting the Engagement Parties in their syndication efforts.

It is understood and agreed that the Joint Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.

4. Borrower Covenants. You hereby represent, warrant and covenant that (a) all written information, other than the Projections (defined below), in the Offering Memorandum or which otherwise has been or is hereafter made available to the Engagement Parties or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Transaction (the "Information"), taken as a whole and to your knowledge to the extent that the Information relates to the Target and its subsidiaries, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, and (b) all financial projections concerning the Target, the Company and its subsidiaries that have been or are hereafter made available to the Engagement Parties or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections were made. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Senior Credit Facility (the "Closing Date") so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, the Engagement Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

5. Company Materials. You hereby acknowledge and agree that (a) the Engagement Parties, on your behalf, will make available the Information and, if necessary, Projections (collectively, "Company Materials") to the proposed syndicate of Lenders by posting the Company Materials on IntraLinks or another similar electronic system (the "Platform") and (b) none of the proposed Lenders will be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of United States federal securities laws, "MNPI") with respect to the Company, the Target, their subsidiaries, their affiliates or any of their respective securities) (each, a "Public Lender"). You hereby agree that (x) no Company Materials are to be made available to Public Lenders, (y) all Company Materials shall be treated as private and may contain MNPI with respect to the Company, the Target, their subsidiaries, their affiliates or their respective securities for purposes of United States federal and state securities laws and (z) the Engagement Parties shall treat all Company Materials as being suitable only for posting on a portion of the Platform not designated "Public Investor". You further agree, however, that the definitive credit documentation will contain provisions concerning Company Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of the Offering Memorandum to prospective Lenders, if requested, you shall provide us with a customary letter authorizing the dissemination thereof.

6. Expenses. The Company shall reimburse the Engagement Parties from time to time on demand for reasonable out-of-pocket expenses (including, but not limited to, reasonable syndication expenses, reasonable due diligence expenses, reasonable travel expenses, reasonable fees for external

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appraisers and commercial finance examinations, and reasonable fees, disbursements and charges of their respective counsel), in each instance incurred in connection with the Transaction and the preparation of this Commitment Letter and the definitive documentation for the Transaction, whether or not the Financing or any other aspect of the Transaction is closed.

7. Indemnification. You agree to indemnify and hold harmless each Engagement Party, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by the Existing Commitment Letter, this Commitment Letter or the Fee Letter or (b) the Transaction, including the Senior Credit Facility or any use made or proposed to be made with the proceeds thereof, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. Without limitation of the immediately preceding sentence, it is further agreed that each of the Engagement Parties shall only have liability to you (as opposed to any other person), and that each of the Engagement Parties shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a such party’s failure to negotiate in good faith definitive documentation for the Senior Credit Facility on the terms set forth herein, in each case, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent any damages resulting therefrom are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith.

8. Confidentiality. This Commitment Letter and the contents hereof and the Fee Letter and the contents thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your officers, directors, and employees, and to accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by applicable laws or regulations or by any subpoena or similar legal process may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms), but not the Fee Letter, (i) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (ii) to the Target, its officers, directors,

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employees, accountants, attorneys and other professional advisors. The Engagement Parties shall be permitted to use information related to the Transaction in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, provided that the content of any such press releases/transactional updates shall be reasonably acceptable to the Company.

9. PATRIOT Act. The Engagement Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Engagement Parties, as applicable, to identify you in accordance with the PATRIOT Act. The Company agrees to furnish the Engagement Parties, promptly after request therefor but in any event prior to the Closing Date, all documentation and other information so requested by the Engagement Parties and required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the results of any investigation undertaken in connection therewith shall be reasonably satisfactory to each of the Engagement Parties.

10. Conflicts of Interest. You acknowledge that the Engagement Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Engagement Party agrees that it will not furnish confidential information obtained from you to any of their other customers and shall only use such information in connection with the Transaction and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Each Engagement Party further advises you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Engagement Parties are each permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Engagement Parties, or any of such affiliates, provided that such bank or non-bank affiliates, agents, advisors or representatives are informed of the confidential nature of the information and agree to treat such information as confidential in the same manner as required of the Engagement Parties under this Commitment Letter.

11. Arm’s Length Transactions. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Financing and the Senior Credit Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Engagement Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Financing and the Senior Credit Facility and such other services; (ii) in connection with the process leading to such transaction, except as otherwise agreed by the Borrower and any Engagement Party in writing, each of the Engagement Parties is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) unless otherwise agreed by the Borrower and any Engagement Party in writing, no Engagement Party has assumed or will assume an advisory responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Engagement Party has advised or is currently advising you or your affiliates on other matters); (iv) no Engagement Party has assumed or will assume an agency responsibility (except as may otherwise be agreed in writing by the Borrower and any Engagement Party) or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Engagement Party has advised or is currently advising you or your affiliates

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on other matters); (v) no Engagement Party has any obligation to you or your affiliates with respect to the Transaction except those obligations expressly set forth in this letter or in any other express writing executed and delivered by such Engagement Party and the Borrower; (vi) the Engagement Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Engagement Parties have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vii) the Engagement Parties have not provided any legal, accounting, regulatory or tax advice with respect to any aspect of the Transaction and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Engagement Party with respect to any breach or alleged breach of agency (except for any agency responsibilities otherwise agreed by the Borrower and any Engagement Party in writing) or fiduciary duty relating to the Transaction.

12. Survival. The provisions of paragraphs 6 through 11 hereof shall remain in full force and effect regardless of whether any definitive documentation for the Financing or the other Transactions shall be executed and delivered, and notwithstanding the termination of this letter or any undertaking hereunder, provided that upon the execution, delivery and effectiveness of the definitive documentation for the Senior Credit Facility, the provisions of paragraphs 6 through 9 shall be superseded by the corresponding provisions of such definitive documentation and shall therefore cease to be of any further force and effect.

13. Execution and Delivery. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or email of a .pdf copy shall be effective as delivery of a manually executed counterpart thereof.

14. Governing Law. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles. The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agrees, to the fullest extent permitted by applicable law, that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company hereby waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Company agrees that service of any process, summons, notice or document by registered mail addressed to the Company shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the Company and each Engagement Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the Fee Letter, the transactions contemplated hereby and thereby or the actions of any Engagement Party in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Engagement Parties may be terminated by us, if you fail to perform in any material respect any of your material obligations under this Commitment Letter or the Fee Letter on a timely basis.

15. Miscellaneous. (a) This Commitment Letter and the Fee Letter embody the agreement and understanding among the Engagement Parties and you with respect to the Transaction and supersede

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all prior agreements (including, without limitation, the Existing Commitment Letter) and understandings relating to the matters expressly set forth in the Commitment Letter and the Fee Letter. However, please note that the terms and conditions of the undertaking of the Engagement Parties hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the applicable parties.

(b) This Commitment Letter is not assignable by the Company without our prior written consent and is intended to be solely for the benefit of the Company, the Engagement Parties and the Indemnified Parties.

(c) This Commitment Letter does not constitute an unconditional commitment to lend. Such a commitment will exist only upon satisfaction of all conditions precedent referenced herein, in the Summary of Terms, or in any of the loan documents.

16. Expiration. This Commitment Letter will expire at 5:00 p.m. New York time on August 11, 2009 unless you execute this Commitment Letter and return it to us prior to that time (which may be by facsimile or email transmission). Thereafter, this undertaking will expire on the earlier of (a) receipt of (i) written notice from the Company on or prior to August 17, 2009 that it has not executed and no longer intends to execute the Purchase Agreement and does not intend to consummate the Acquisition and (ii) all fees, expenses and other amount due hereunder as of such date and (b) November 15, 2009, as such date may be extended in writing pursuant to the immediately following sentence (the "Outside Date"), unless definitive documentation for the Transaction is executed and delivered prior to such date. The Engagement Parties acknowledge that they will use reasonable efforts to obtain internal credit approval to extend their commitments hereunder so that the date in clause (b) of this paragraph may be modified in writing to correspond to the final deadline for consummation of the Acquisition set forth in the Purchase Agreement, when executed.

If the foregoing is in accordance with your understanding of our agreement, please sign three counterparts of this Commitment Letter in the space indicated below and return one executed original to each of the Initial Lenders.

[SIGNATURE PAGES FOLLOW]

We look forward to working with you on this transaction and continuing our mutually beneficial relationship with you.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Andrew Cerussi
	Name:	Andrew Cerussi
	Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Matt Holbrook
	Name:	Matt Holbrook
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kathleen C. Maggi
	Name:	Kathleen C. Maggi
	Title:	Senior Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ Mac Fowle
	Name:	Mac Fowle
	Title:	Executive Director

WELLS FARGO RETAIL FINANCE, LLC

By:	/s/ Cory Loftus
	Name:	Cory Loftus
	Title:	Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

BARNES & NOBLE, INC.

By:	/s/ Joseph J. Lombardi
	Name:	Joseph J. Lombardi
	Title:	Chief Financial Officer

Commitment Letter
Signature Page

SUMMARY OF TERMS AND CONDITIONS

Barnes & Noble, Inc. - $1.0 Billion Senior Secured Credit Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the amended and restated commitment letter, dated as of August 7, 2009 (the "Commitment Letter"), to which this Summary of Terms and Conditions is attached and of which it is made a part.

August 7, 2009

I.	Parties

Borrowers
Barnes & Noble, Inc., a Delaware corporation ("Company"), the Target, and each other direct and indirect, wholly-owned, domestic subsidiary of the Company and the Target (collectively, the "Borrowers"), to be determined based upon due diligence and a review of an organizational chart of the Company, the Target and their subsidiaries to be delivered by the Company.

	Guarantors	Each direct and indirect, wholly-owned, domestic subsidiary of the Company and the Target that is not a Borrower (the "Guarantors" and together with the Borrowers, collectively, the "Credit Parties").

	Administrative Agent	Bank of America, N.A. (in such capacity, the "Administrative Agent").

	Collateral Agent	Bank of America, N.A. (in such capacity, the "Collateral Agent").

	Syndication Agents	JPMorgan Chase Bank N.A (in such capacity, a "Co-Syndication Agent") and Wells Fargo Retail Finance, LLC (in such capacity, a "Co-Syndication Agent").

	Swing Line Lender	Bank of America, N.A.

LC Issuers
Bank of America, N.A., JPMorgan Chase Bank, N.A. and/or Wells Fargo Retail Finance, LLC or their respective affiliates acceptable to the Company (it being understood that Wells Fargo Bank, N.A. is an affiliate acceptable to the Company) (each, in such capacity, an "LC Issuer").

	Joint Lead Arrangers and Joint Book Runners	Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Retail Finance, LLC (in such capacity, the "Joint Lead Arrangers").

II.	Senior Credit Facility

	Revolving Credit Facility	Revolving credit facility in favor of the Borrowers in an aggregate principal amount of up to $1.0 billion (the "Senior Credit Facility").

Letters of Credit
A portion of the Facility not in excess of $100,000,000 in the aggregate will be available for the issuance of letters of credit (the "Letters of Credit") by the L/C Issuers. The face amount of any outstanding Letters of Credit will reduce availability under the Senior Credit Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the applicable LC Issuer otherwise agrees (provided that customary evergreen Letters of Credit shall be permitted), and (ii) five business days prior to the Stated Maturity Date. Each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

Swing Line Loans
A portion of the Senior Credit Facility in an amount of up to $75,000,000 will be available for swing line loans (the "Swing Line Loans") solely in the discretion of Bank of America, N.A. (in such capacity, the "Swing Line Lender") on same-day notice. Any such Swing Line Loans will reduce availability under the Senior Credit Facility on a dollar-for-dollar basis. Each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan. Swing Line Loans shall be settled no less frequently than weekly by the Swing Line Lender with the other Lenders.

Availability
 Subject to the next paragraph, revolving loans, Swing Line Loans and Letters of Credit (each a "Credit Extension") under the Senior Credit Facility will be available on a revolving basis during the period commencing on the date all conditions to the initial funding are satisfied (the "Closing Date") and ending on the Stated Maturity Date (unless the Senior Credit Facility is terminated earlier in accordance with the terms of the definitive documentation therefor).

The aggregate outstanding amount of Credit Extensions and, without duplication, unreimbursed letter of credit drawings under the Senior Credit Facility shall not exceed at any time the lesser of (A) the aggregate amount of then effective commitments under the Senior Credit Facility (the "Commitments") and (B) the then-applicable Borrowing Base (as defined below) as of such date (such lesser amount, the "Loan Cap").

For purposes of the Senior Credit Facility, "Excess Availability" shall mean as of any date of determination (i) the Loan Cap as of such date minus (ii) all outstanding Credit Extensions and unreimbursed letter of credit drawings as of such date.

The borrowing base (the "Borrowing Base") at any time will be the sum of (a) 85% of the value of eligible accounts receivable (other than credit card receivables) of the Borrowers, plus (b) 90% of the value of eligible credit card receivables of the Borrowers, plus (c) the lesser of (i) 75% of the cost of eligible inventory of the Borrowers and (ii) 85% of the Net Orderly Liquidation Value (as defined below) of eligible inventory of the Borrowers, plus (d) the lesser of (i) 50% of the Fair Market Value (as defined below) of eligible real estate and (ii) $25 million, minus (e) reserves established by the Administrative Agent in its reasonable credit judgment.

The initial reserves on the Closing Date and the definitions of "eligible accounts receivables," "eligible credit card receivables," “eligible real estate," and "eligible inventory" shall be determined by the Engagement Parties, based upon the results of due diligence, including, without limitation, a commercial finance examination, real estate appraisals, environmental assessments and an inventory appraisal. "Net Orderly Liquidation Value" means the orderly liquidation value (net of costs and expenses incurred in connection with the liquidation) of inventory as a percentage of the cost of such inventory, which percentage will be determined by reference to the most-recent third-party appraisal of such inventory received by, and satisfactory to, the Administrative Agent. "Fair Market Value" shall mean the fair market value established pursuant to appraisals of real estate conducted by appraisers and on assumptions acceptable to the Engagement Parties on the Closing Date and thereafter as provided in the definitive loan documentation.

The Borrowing Base will initially be computed monthly by the Company and a certificate (the "Borrowing Base Certificate") presenting the Company’s computation of the Borrowing Base will be delivered to the Administrative Agent within fifteen (15) calendar days (or such longer period as the Administrative Agent may agree in its reasonable discretion, but in any event not to exceed an additional five (5) calendar days) following the end of each month; provided that during any Trigger Period (as defined below), the Company will compute the Borrowing Base weekly and deliver a Borrowing Base

Certificate to the Administrative Agent no later than the third business day following the end of each week (or the fourth business day if agreed by the Administrative Agent in its reasonable discretion).

A "Trigger Event" shall occur on any date when Excess Availability is less than (a) the greater of (i) 20% of the Loan Cap as of such date and (ii) $135 million, in each case for five consecutive calendar days, or (b) 17% of the Loan Cap at any time. A "Trigger Period" shall commence on the date of the occurrence of a Trigger Event and shall continue until the date Excess Availability shall have been not less than 20% of the Loan Cap or $135 million at any time during forty-five (45) consecutive calendar days. A Trigger Period may be discontinued on only three occasions during the term of the Senior Credit Facility, notwithstanding that Excess Availability may have been not less than 20% of the Loan Cap and $135 million for forty-five (45) consecutive calendar days.

Stated Maturity Date	Fourth (4th) anniversary of the Closing Date.

Purpose	The proceeds of the Senior Credit Facility will be used for general corporate purposes of the Borrowers and their subsidiaries.

Increase Option:
Provided there is no event of default then existing or would arise therefrom, on and after ninety (90) calendar days following the Closing Date, the Company, at its option, may request that the Senior Credit Facility be increased by an aggregate amount not to exceed $300 million in minimum increments of $50 million, which increase shall be on the same terms and conditions as then exist for the Senior Credit Facility. Any or all of the existing Lenders shall initially have the right of first refusal (but not the obligation) to increase their respective commitments to satisfy the Company’s requested increase in the Senior Credit Facility. If the Lenders are unwilling to so increase their commitments, BAS will use commercially reasonable efforts to obtain one or more financial institutions that are not then Lenders and who are reasonably acceptable to the Company, or the Company may seek to obtain one or more financial institutions that are not Lenders and who are reasonably acceptable to the Administrative Agent, to become party to the Senior Credit Facility and to provide a commitment in an amount necessary to satisfy the Company’s requested increase in the Senior Credit Facility. The Company shall pay the Agent and the Lenders increasing their commitments or providing new commitments fees and other compensation which is customary and appropriate for the exercise of the Increase Option.

III.	Certain Payment Provisions

	Fees and Interest Rates	As set forth on Annex A hereto.

Optional Prepayments and Commitment Reductions
At the option of the Borrowers, Loans may be prepaid and commitments reduced, in each case from time to time and without premium or penalty (other than customary "LIBOR breakage costs") in minimum amounts to be mutually agreed upon.

Mandatory Prepayments
Subject to de minimus carve-outs to be agreed, 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation or from the issuance or sale of equity of a subsidiary) by the Borrowers or any of their subsidiaries of (i) inventory and receivables (in each case outside the ordinary course of business and subject to other customary exceptions to be agreed) and (ii) real estate constituting Collateral, will be applied to prepay the Loans and other amounts outstanding under the Senior Credit Facility but not cash collateralization of letters of credit unless an event of default then exists. No such mandatory prepayments will result in a reduction of commitments and each shall be made without premium or penalty (other than customary LIBOR breakage costs).

If at any time the aggregate amount of the Credit Extensions and, without duplication, unreimbursed Letter of Credit drawings exceeds the Loan Cap as at such date of determination, then the Borrowers will immediately repay outstanding Loans and Swing Line Loans and unreimbursed letter of credit drawings and, if necessary thereafter, cash collateralize Letters of Credit in an aggregate amount equal to such excess.

Following the occurrence and during the continuation of an event of default and at all times during a Trigger Period, all amounts deposited in the Collection Account (as defined below) will be promptly applied by the Administrative Agent to repay outstanding Loans and Swing  Line  Loans  and,  without  duplication, unreimbursed letter of credit drawings, and, if an event of default exists, to cash collateralize outstanding Letters of Credit.

IV.	Collateral	The obligations of each Credit Party under the Senior Credit Facility and all bank products, including interest rate hedging agreements, foreign exchange contracts and cash management services provided by the Lenders or their respective affiliates will be secured by a perfected first priority security interest (subject to exceptions to be mutually agreed upon by the Engagement Parties and the Company in the definitive documentation) in favor of the Collateral Agent for the benefit of the secured parties in substantially all of each Credit Party’s existing and future (a) inventory, accounts, deposit accounts, securities accounts, and investment property; (b) all material real estate owned by any Credit Party ("Mortgaged Property"), including all fixtures, rents and improvements with respect thereto, (c) all documents, commercial tort claims, books and records, supporting obligations and letters of credit relating to any of the foregoing and (d) all products and proceeds thereof, substitutions therefore and accessions thereto; provided, that such security interest shall not attach to and the Collateral shall not include (i) any of the equity interests of any direct and indirect foreign subsidiary or joint venture of the Company, (ii) any of the Credit Parties' intellectual property (other than the Collateral License defined below), (iii) any furniture and equipment of the Credit Parties or (iv) any leases, contract rights or general intangibles, the granting of a security interest in which is prohibited by an enforceable provision of any contract or law; provided further, that the security interest in favor of the Collateral Agent may not be perfected or first priority with respect to those assets as to which the Engagement Parties determine, in their reasonable discretion, that the costs of obtaining a perfected, first priority security interest are excessive in relation to the value of the security to be afforded thereby (all assets to be so secured or intended to be so secured, collectively, the "Collateral").

The Collateral Agent shall have the right to utilize, at no cost or expense, all other properties and assets of the Borrowers not constituting Collateral (including, without limitation, furniture, fixtures, equipment, trade names, trademarks and other intellectual property and licenses thereof) to the extent necessary or appropriate to sell, lease or otherwise dispose of the Collateral after default (the "Collateral License").

The Credit Parties will implement cash management procedures customary for facilities of this type and satisfactory to the Collateral Agent, including, but not limited to, customary lockbox arrangements and blocked account agreements, which will provide for the Administrative Agent to have control (for the benefit of the secured parties) of certain deposit and securities accounts, subject to exceptions to be mutually agreed between the Company and the Engagement Parties; being understood and agreed that, upon the occurrence and during the continuance of an event of default and all times during a Trigger Period, the Borrowers and the Guarantors will cause or direct all cash (subject exceptions to be mutually agreed between the Company and the Engagement Parties) to be transferred daily to an account subject to a blocked account agreement or to an account of the Administrative Agent maintained at Bank of America, N.A. (the "Collection Account").  All amounts deposited or transferred into a blocked account during an event of default or a Trigger Period will be swept daily to the Collection Account, will be subject the Collateral Agent’s sole control and will be used reduce exposure (without any reduction in commitments) under the Senior Credit Facility as described in the third paragraph under the caption "Mandatory Prepayments".

V.	Certain Conditions

	Initial Conditions Precedent	The following:

(a)  All governmental, shareholder and third party consents and approvals necessary for the Borrowers consummate the Financing shall have been obtained accordance with the definitive documentation for the Senior Credit Facility.

(b)  The Administrative Agent and Joint Lead Arrangers shall have received Uniform Commercial Code and other lien searches for the Company and its subsidiaries and the Target and its subsidiaries, each form and substance and with results acceptable to the Administrative Agent and the Joint Lead Arrangers.

(c)  The parties shall have executed and delivered the definitive documentation with respect to the Senior Credit Facility (including, without limitation, (i) loan agreement, security agreements, pledge agreements and mortgages, (ii) a Borrowing Base Certificate, and (iii) such other documents and agreements as are customary for transactions of the type contemplated hereby). The Borrower and Guarantors shall have executed and delivered and caused to have been executed and delivered by any applicable third party such control agreements, third-party lien waivers and other third party agreements as the Engagement Parties may require.

(d)  The Administrative Agent and the Joint Lead Arrangers shall have received (i) legal opinions counsel to the Borrowers and Guarantors (including local counsel in each jurisdiction where eligible real estate is located) reasonably satisfactory in form and substance to the Administrative Agent and the Joint Lead Arrangers, including, without limitation, with respect to the enforceability of the definitive documentation, the perfection of the Collateral Agent’s security interests and the absence of conflicts with specified material agreements, and (ii) such customary corporate resolutions, certificates and other corporate documents and certificates as the Administrative Agent and the Joint Lead Arrangers shall reasonably request, including, without limitation, a certificate from the chief financial officer of the Company certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transaction, are solvent.

(e) The Administrative Agent and the Joint Lead Arrangers shall have received fully executed copies of the Seller Notes (which shall contain subordination terms including, without limitation, restrictions on payment of principal and interest and limitations on the ability of the holders of the Seller Notes to accelerate the obligations, exercise remedies or seek repayment prior to maturity of the Seller Notes except in accordance with the definitive documentation for the Senior Credit Facility).

(f) The Administrative Agent shall have received an executed copy of the purchase agreement (including all schedules and exhibits thereto) regarding the Target and its subsidiaries (the "Purchase Agreement") and all other material agreements, instruments and documents relating to the Acquisition (such material agreements, instruments and documents, together with the Purchase Agreement, the "Acquisition Documents"). The Acquisition Documents (i) shall not have been altered, amended or otherwise changed or supplemented from the form of the Acquisition Documents presented to the Administrative Agent on the date hereof or (ii) any condition therein waived, in each case, in any manner that could reasonably be expected to have a material adverse effect (in the Lenders' reasonable determination) on the interests of the Lenders without the prior written consent of the Lenders; provided, that any increase in the aggregate amount of the purchase price under the Purchase Agreement over the amount described by the Company to the Administrative Agent and the Co-Lead Arrangers on August 6, 2009, shall be deemed to have a material adverse effect on the interests of the Lenders and shall require the prior written consent of the Lenders. The Acquisition shall have been consummated substantially concurrently with the consummation of the Senior Credit Facility on the Closing Date (the

"Closing") in accordance with the terms of the Acquisition Documents and in compliance with applicable law and regulatory approvals.

(g) The Administrative Agent and the Joint Lead Arrangers shall have received pro forma consolidated projected financial statements as to the Company and its subsidiaries, giving effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of the Company, consisting of (i) pro forma consolidated balance sheets, income statements, and cash flow statements (including a projection of availability) on a monthly basis through December 31, 2010, and (ii) consolidated balance sheets, income statements, and cash flow statements (including a projection of availability) on an annual basis thereafter through and including the year in which the Stated Maturity Date occurs, each of which shall be reasonably satisfactory to the Engagement Parties.

(h) The Administrative Agent and the Joint Lead Arrangers shall have received the quarterly and monthly financial statements of the Target and its subsidiaries and for the Company and its subsidiaries for the most recent quarter and month ending thirty (30) days prior to the Closing Date, each in form reasonably satisfactory to the Engagement Parties, consisting of balance sheets, income statements, and cash flow statements.

(i) There shall not have occurred since April 30, 2009 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. "Material Adverse Effect" means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities (actual or contingent), condition (financial or otherwise) of the Company, the Target and their subsidiaries, taken as a whole; (B) a material impairment of (x) the rights and remedies of the Administrative Agent or any Lender under any material loan document, or (y) the ability of any Credit Party to perform its material obligations under any material loan document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any material loan document or material Acquisition Document to which it is a party.

(j) All costs, fees expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter (including the Fee Letter) and this Summary of Terms shall have been paid to the extent due.

(k) Evidence of repayment in full and termination of the Existing Credit Agreement and related loan documents substantially concurrently with the Closing.

(l) Minimum Excess Availability under the Senior Credit Facility at Closing Date, after giving effect to the initial funding under the Senior Credit Facility shall be equal to or greater than $400 million.

On-Going Conditions Precedent
The following: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects, or if such representation and warranty is subject to a materiality standard or material adverse effect provision, such representation and warranty shall be true and correct in all respects, in each case as of the date of such extension of credit (except in the case of any representation or warranty that applies as of a specific date or dates, in which case such representation or warranty shall have been true and correct in all material respects as of such date or dates); (ii) no event of default under the Senior Credit Facility or incipient default shall have occurred and be continuing, or would result from such extension of credit; (iii) the aggregate principal amount of all Credit Extensions and, without duplication, unreimbursed Letter of Credit draws outstanding on such date, after giving effect to the applicable borrowing (and application of the proceeds thereof) or issuance or renewal of a Letter of Credit, shall not exceed the Loan Cap; and (iv) delivery of applicable request for credit extension in form acceptable to the Administrative Agent.

VI.	Certain Documentation Matters
The definitive documentation for the Senior Credit Facility will contain representations, warranties, covenants and events of default as are customary for financings of this type and other terms deemed appropriate by Bank of America and the Joint Lead Arrangers for this transaction in particular, including, without limitation:

Representations and Warranties
(i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect; (vi) no material litigation (other than certain disclosed litigation), and no adverse change in the status, or the reasonably anticipated financial effect on the Borrower and its subsidiaries, of such disclosed litigation; (vii) no default; (viii) ownership of property (including disclosure of liens, properties, leases and investments); (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; and (xx) no casualty.

Affirmative Covenants
(i) delivery of (A) monthly consolidated financial statements, including delivery of monthly Borrowing Base Certificates and customary back-up materials (or more frequently if required as provided above under "Availability"), (B) quarterly compliance certificates (whether or not the Fixed Charge Coverage Ratio is then required to be tested), (C) annual unqualified and audited consolidated financial  statements, (D) annual consolidated budgets and forecasts, updated no more than sixty (60) days after the end of each fiscal year of the Company; and (E) on any Fixed Charge Trigger Date (as defined below), a compliance certificate as of the most recently ended trailing twelve month period for which the financial information relevant thereto is available, and thereafter during any Fixed Charge Trigger Period (as defined below), a monthly compliance certificate; provided, however, that, with respect to monthly financial reporting (including financial statements and compliance certificates), accommodation will be made for additional time in reporting results for the months of April and May of each year (30 and 15 days, respectively), provided that no permitted restricted payments, dividend, distributions or other actions under the definitive documentation which depend on the calculation of the Fixed Charge Coverage Ratio shall be permitted during any such extended reporting period unless current monthly financial information is provided; (ii) delivery of certificates and other information; (iii) delivery of notices, including notices of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, sale of equity and events giving rise to any mandatory prepayment (including any repayment in accordance with cash management provisions); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights, including, at the Borrowers’ expense, (A) two updates of field audit and inventory appraisals in any calendar year if no

Trigger Event Period has arisen during such calendar year, (B) three updates of field audit and inventory appraisals in any calendar year if a Trigger Event Period has arisen during such year and (C) if requested by the Administrative Agent, one real estate appraisal with respect to each Mortgaged Property in any calendar year (and up to one additional real estate appraisal in any calendar year if required by applicable law or regulatory authority); provided that following the occurrence and during the continuation of an event of default, such audits and appraisals may be conducted at the Borrowers’ expense as many times as the Administrative Agent shall consider necessary; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) further assurances; (xvi) compliance with terms of leaseholds; (xvii) lien searches; (xviii) compliance with material contracts; (xix) maintenance of cash management system acceptable to the Collateral Agent; and (xx) delivery of real estate support documents (including, without limitation, title policies, surveys, environmental indemnity agreements, FIRREA related documents, flood zone certifications and other real estate related documents).

Financial Covenants
If, at any time (each such date, a "Fixed Charge Trigger Date"), Excess Availability is less than the greater of (a) 15% of the Loan Cap and (b) $110 million, then the Company will be required to maintain a minimum Fixed Charge Coverage Ratio of 1.1 to 1.0, determined based on a compliance certificate as of the most recently ended trailing twelve month period for which the financial information relevant thereto is available. Such minimum Fixed Charge Coverage Ratio shall be maintained from such Fixed Charge Trigger Date until the date Availability has equaled or exceeded the greater of 15% of the Loan Cap and $110 million at all times for forty- five (45) consecutive calendar days (each, a "Fixed Charge Trigger Period"). "Fixed Charge Coverage Ratio" means (a) EBITDA less (i) capital expenditures (other than permitted acquisitions) less (ii) cash taxes, divided by (b) cash interest plus (i) all mandatory and voluntary principal payments of debt (other than permitted refinancings and payments and prepayments of any Seller Note having a stated maturity prior to the Stated Maturity Date of the Senior Credit Facility so long as such payments or prepayments are made in accordance with any subordination provisions applicable thereto and do not result in a default or event of default under the documentation for the Senior Credit Facility) plus (ii) cash restricted payments (other than share repurchases prior to the Closing Date). "EBITDA" shall have substantially the same meaning as that contained in the Existing Facility, provided that there shall be excluded from the calculation thereof (x) the add-back of proceeds from exercise of equity rights by directors officers and employees and (y) any extraordinary non-cash gains and, without duplication, non-recurring non-cash gains otherwise included therein.

Negative Covenants
Restrictions on (i) liens; (ii) indebtedness, including guarantees and other contingent obligations; (iii) investments (including loans and advances) and acquisitions; (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of cash dividends, equity purchases and other distributions and prepayments of certain indebtedness; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) changes in accounting policies or reporting practices; and (xiii) amendment, modification or termination of documents related to the Seller Notes or any other material debt in a manner (A) that would violate, or compliance with which could reasonably be expected to result in the violation of, the definitive documentation for the Senior Credit Facility or (B) otherwise materially adverse (in the reasonable determination of the Lenders) to the interests of the Lenders, taken as a whole, in each case with such exceptions as may be agreed upon in the loan documentation.

Notwithstanding the foregoing, the definitive documentation shall permit the following:

(a) acquisitions or investments if (i) non-hostile and the business of the target is substantially similar or related to the business of the Company and its subsidiaries, and (ii) after giving effect to each such acquisition or investment, Excess Availability is greater than 20% of the Loan Cap on a pro forma and twelve month projected basis following such acquisition or investment and that the Fixed Charge Coverage Ratio, after giving effect to each such acquisition or investment, is equal to or greater than 1.1 to 1.0 on a pro forma basis and calculated on a trailing twelve months basis;

(b) (i) cash dividends of up to $65,000,000 in any fiscal year payable to holders of common stock of the Company if, after giving effect to such dividend, Excess Availability is equal to or greater than 25% of the Loan Cap on a pro forma and twelve month projected basis following such dividend; and (ii) other cash dividends, distributions, repurchases of equity interests and prepayments (other than permitted refinancings) of certain indebtedness if, (A) after giving effect to such payments, Excess Availability is equal to or greater than 25% of the Loan Cap on a pro forma and twelve month projected basis following such dividend, distribution, repurchase or repayment and (B) the Adjusted Fixed Charge Coverage Ratio is equal to or greater than 1.25 to 1.0 on a pro forma basis and calculated on a trailing twelve months basis; provided that it is understood and agreed that any tax distribution payment made by the Company to the Seller pursuant to the terms of the Purchase Agreement in respect of the income tax liability of the Seller associated with the ordinary business income of the Target through the Closing in an aggregate amount not exceeding $50,000,000 shall be deemed not to constitute a dividend or other restricted payment for purposes of (i) the restricted payment covenant and (ii) any calculation of the Fixed Charge Coverage Ratio or the Adjusted Fixed Charge Coverage Ratio. "Adjusted Fixed Charge Coverage Ratio" shall mean the Fixed Charge Coverage Ratio for such period calculated such that fixed charges included in the denominator thereof shall exclude (1) any such dividend, distribution or repurchase the permissibility of which the calculation is being made, together with, if a repurchase of equity interests, such all related repurchases that have previously been made as part of a single stock repurchase plan approved by the board of directors of the Company, if any, and (2) any prepayment of indebtedness the permissibility of which the calculation is being made and, if such prepayment is a prepayment of Seller Notes, all other prior prepayments of Seller Notes;

(c) prepayments (other than permitted refinancings) of up to $250,000,000 of certain indebtedness if, after giving effect to such payments, Excess Availability is equal to or greater than 50% of the Loan Cap on a pro forma and twelve month projected basis following such prepayment; and

(d) incurrence of additional secured or unsecured indebtedness in an aggregate amount of up to $750,000,000, on terms acceptable to the Engagement Parties which shall be set forth in the definitive loan documentation but no more restrictive, taken as a whole, to the Credit Parties than customary market terms for the type of indebtedness incurred (including, without limitation, a maturity at least 180 days after the Stated Maturity Date, intercreditor agreements acceptable to the

Lenders (the terms of which may not be specified in the definitive loan documentation) and the absence of any event of default).

Events of Default
The following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and nonmonetary judgment defaults that could reasonably be expected to have a material adverse effect; (viii) customary ERISA defaults; (ix) actual or asserted (in writing by any Credit Party) invalidity or impairment of any loan documentation; (x) obligations under the Senior Credit Facility cease to constitute senior indebtedness under any subordinated indebtedness or other subordination provision or such subordination provisions cease to be valid or enforceable; and (xi) change of control.

Voting
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the "Required Lenders"), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facility; (ii) the amendment of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders; (iv) the release of all or substantially all of the collateral securing the Senior Credit Facility; (v) the release of any material Credit Party (or any material portion of the value of the guaranties of the Senior Credit Facility) other than in transactions otherwise permitted under the loan documents; or (vi) any increase in any of the advance rates under the Borrowing Base; (b) the consent of Lenders holding loans and commitments representing more than 66T% of the aggregate amount of loans and commitments under the Senior Credit Facility shall be required with respect to (i) changes to the Borrowing Base (other than increases in the advance rates) in a manner that would increase the availability thereunder, (ii) changes to the eligibility criteria with respect to the

Borrowing Base in a manner that would increase the availability thereunder or (iii) any other changes that would increase the availability thereunder (other than with respect to increases in reserves implemented or released by the Administrative Agent); and (c) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Assignments
Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

The consent of the Borrower will be required unless (i) an event of default has occurred and is continuing (provided that the Borrower shall be notified of such assignment in any event) or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent, each LC Issuer and the Swing Line Lender will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund.

An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility, or any material Credit Party (or any material portion of the value of the guaranties of the Senior Credit Facility) other than in transactions otherwise permitted under the loan documents.

Yield Protection
The Senior Credit Facility documentation will contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for actual "LIBOR breakage costs" incurred in connection with, among other things, any prepayment of a LIBOR Loan (as defined in Annex A to this Exhibit A) on a day other than the last day of an interest period with respect thereto.

Expenses
The Borrowers will pay all reasonable out-of-pocket expenses of the Administrative Agent and the Joint Lead Arrangers associated with the preparation, negotiation, execution, delivery and administration of the definitive documentation for the Transaction (including the reasonable fees, disbursements and other charges of counsel, auditors and appraisers, and the charges for any field exams.

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent	McGuireWoods, LLP.

Annex A

Interest and Certain Fees

Interest Rate Options
The interest rates per annum applicable to the Senior Credit Facility (other than Swing Line Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Company, the Base Rate plus the Applicable Margin. Each Swing Line Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans.

"Applicable Margin" shall mean a per annum rate equal to the rates set forth in the pricing grid attached hereto as Annex B (the "Pricing Grid") based on Excess Availability.

"LIBOR" will be defined in accordance with Administrative Agent’s standard practices. The Company may select interest periods of one, two or three months for LIBOR loans.

"Base Rate" shall mean the higher of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) the one-month LIBOR rate plus 1.00%.

Interest Payment Dates
Interest on LIBOR Loans shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate Loans shall be payable monthly in arrears on the first business day of the following month.

Commitment Fees
The Borrowers will pay a commitment fee to the Lenders calculated from the Closing Date equal to (a) 1.00% per annum on the average daily unused portion of the Senior Credit Facility if usage of the Senior Credit Facility is less than 33.3%, (ii) 0.750% per annum on the average daily unused portion of the Senior Credit Facility if usage of the Senior Credit Facility is greater than or equal to 33.3% but less than 66.6% and (iii) 0.50% per annum on the average daily unused portion of the Senior Credit Facility if usage of the Senior Credit Facility is greater than or equal to 66.6%, in each case, payable quarterly in arrears and upon the Stated Maturity Date. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Senior Credit Facility.

Letter of Credit Fees
Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Senior Credit Facility. In addition, a fronting fee shall be payable to the applicable LC Issuer for its own account in an amount equal to (i) 0.125% of the face amount of each documentary Letters of Credit, payable upon issuance and (ii) 0.125% per annum on the maximum amount available to be drawn under each standby Letter of Credit, payable quarterly in arrears.

Default Rate
During the continuance of any event of default under the loan documentation, at the option of the Administrative Agent or at the request of the Required Lenders, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum.

Rate and Fee Basis
All interest and per annum fees would be calculated on the basis of actual number of days elapsed in a year of 360 days (or 365 (or 366 in a leap year) days, in the case of Base Rate Loans the interest rate payable on which is then based on the prime rate).

Annex B

Pricing Grid

		Applicable Margin
Level	Excess Availability	LIBOR Loans	Base Rate Loans

I	< 33.33% of the Loan Cap	4.25%	3.25%

II	≥33.3% of the Loan Cap but	4.00%	3.00%
	< 66.6% of the Loan Cap

III	≥66.6%of the Loan Cap	3.75%	2.75%

The Applicable Margin shall initially be set at Level II of the Pricing Grid and shall be adjusted based on Excess Availability after the fourth complete fiscal quarter ending after the Closing Date. If the Borrowing Base Certificate is not delivered within the required time periods as set forth in the definitive documentation, then until the date that is one business day after the date on which such Borrowing Base Certificate is delivered the highest rate set forth in each column of each pricing grid shall apply. At all times after maturity or acceleration of the maturity of the Loans or the occurrence and continuance of an event of default, the highest rate set forth in each column shall apply (without limiting the right of the Administrative Agent or the Required Lenders to impose the Default Rate).

If any certificate required to be delivered in the definitive documentation reflecting the calculation of the Applicable Margin is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then the highest rate set forth in each column of each pricing grid shall apply and the Borrowers shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

B-1